Digirad Corporation Reports Third Quarter 2011 Financial Results

Digirad Generates Q3 Net Income; Fourth Consecutive Quarter Positive Cash

POWAY, CA -- (Marketwire - November 04, 2011) - Digirad Corporation (NASDAQ: DRAD) today reported 2011 third quarter revenue of $13.4 million, 2011 nine-month revenue of $41.9 million and an ending cash and available-for-sale securities balance of $31.6 million at September 30, 2011.

Digirad CEO Todd Clyde commented: "We continue to improve our operating margins, grow our revenue modestly and generate cash for the fourth quarter in a row. We increased camera revenue in our product business segment, which was up 12.4 percent compared to the third quarter of 2010, thanks in part to our new ergo general purpose portable imaging system. Revenue from our Digirad Imaging Solutions business, or DIS, decreased from last quarter and the third quarter of last year, which we believe is due to the seasonality of that business and the continued reimbursement pressures and uncertainty in the overall healthcare market."

Clyde continued: "In our DIS business, we have made it a priority to work closely with our current physician customers and help maximize imaging operations of our existing customers. We remain optimistic about the acceptance our portable ergo camera is having in the marketplace. While sales of ergo have not grown as quickly as we hoped, we believe that we are building a base through our marketing of ergo, which will result in better future sales, once capital expenditures in hospitals begin to increase."

Third Quarter 2011 Summary

  Total revenue for the third quarter of 2011 was $13.4 million, compared to $13.3 million for the same period in the prior year and $14.2 million in the second quarter of 2011. DIS-only revenue for the third quarter of 2011 was $9.3 million, compared to $9.6 million for the same period of the prior year and $10.0 million in the prior quarter. Product revenue for the third quarter of 2011 was $4.1 million, compared to $3.7 million for the same period of the prior year and $4.3 million in the prior quarter.

  Gross profit for the third quarter of 2011 was $4.2 million, or 30.9 percent of revenue, compared to $3.1 million, or 23.4 percent of revenue, in the same period of the prior year and $4.0 million, or 28.0 percent of revenue, in the prior quarter.

  Net income for the third quarter of 2011 was $0.1 million, or $0.01 per share, compared to net loss of $1.3 million, or $0.07 loss per share, in the same period of the prior year and a net loss of $0.2 million, or $0.01 loss per share, in the prior quarter.

  Cash and cash equivalents and available-for-sale securities totaled $31.6 million, or $1.68 per share as of September 30, 2011. Cash and cash equivalents and available-for-sale securities totaled $30.2 million, or $1.63 per share as of December 31, 2010.

  During the third quarter of 2011, DIS asset utilization was 56 percent on 130 systems (nuclear and ultrasound), compared to 62 percent on 131 systems (nuclear and ultrasound) in the prior year third quarter and 59 percent on 133 systems (nuclear and ultrasound) in the prior quarter.

Year-to-Date Financial Highlights:

  Total revenue for the first nine months of 2011 was $41.9 million, compared to $41.5 million for the prior year period. DIS revenue for the first nine months of 2011 was $28.8 million, compared to $30.1 million for the prior year period, and Product revenue for the first nine months of 2011 was $13.0 million compared to $11.4 million for the prior year period.

  Gross profit for the first nine months of 2011 was $11.7 million, or 27.9 percent of revenue, compared to $8.4 million, or 20.2 percent of revenue, for the prior year period.

  Net loss for the first nine months of 2011 was $0.5 million, or $0.03 loss per share, compared to net loss of $5.7 million, or $0.30 loss per share, for the prior year period.

  During the first nine months of 2011, DIS asset utilization was 57 percent on 131 systems (nuclear and ultrasound), compared to 62 percent on 133 systems (nuclear and ultrasound) in the prior year period.

"We remain focused on our revenue, profit and cash goals for 2011 as well as investigating several strategic opportunities," Clyde concluded. "We improved our operational performance considerably this year, as is evidenced by our expanded margins and lower operating expenses. We continue to generate cash and alter our business model to align with the variability in our business caused by the uncertain healthcare environment. Furthermore, we will increase our spending in the fourth quarter to assess several strategic opportunities to better position our business for growth and profitability, in the long-term."

Conference Call Information
A conference call is scheduled for 11:00 a.m. EDT today to discuss the results and management's outlook. The call may be accessed by dialing 877-941-1427 five minutes prior to the scheduled start time and referencing Digirad. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

About Digirad Corporation
Digirad is a leading provider of diagnostic imaging products, and personnel and equipment leasing services. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our ability to deliver value to customers, our expanded product and service offerings, including, the addition of the first large-field-of-view, solid state portable camera to the hospital marketplace, and our ability to generate positive cash flow in 2011. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

                            Digirad Corporation
                   Consolidated Statements of Operations
            (Unaudited and in thousands, except per share data)

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------
Revenues:
  DIS                            $   9,293  $   9,612  $  28,839  $  30,121
  Product                            4,146      3,687     13,024     11,405
                                 ---------  ---------  ---------  ---------
    Total revenues                  13,439     13,299     41,863     41,526
Cost of revenues:
  DIS                                7,048      7,941     22,582     24,912
  Product                            2,241      2,244      7,617      8,218
                                 ---------  ---------  ---------  ---------
    Total cost of revenues           9,289     10,185     30,199     33,130
                                 ---------  ---------  ---------  ---------

Gross profit                         4,150      3,114     11,664      8,396
Operating expenses:
  Research and development             702        683      2,124      2,278
  Marketing and sales                1,575      1,389      4,616      4,569
  General and administrative         1,848      2,417      5,818      6,817
  Amortization of intangible
   assets                               77         94        253        333
  Restructuring loss (gain)             --         --       (164)       355
                                 ---------  ---------  ---------  ---------
    Total operating expenses         4,202      4,583     12,647     14,352
                                 ---------  ---------  ---------  ---------
Loss from operations                   (52)    (1,469)      (983)    (5,956)
Other income (expense):
  Interest income                      105         80        385        289
  Interest (expense)                    --         (1)       (20)        (5)
  Other income                          46         54        103         17
                                 ---------  ---------  ---------  ---------
    Total other income                 151        133        468        301
                                 ---------  ---------  ---------  ---------
Net income (loss)                $      99  $  (1,336) $    (515) $  (5,655)
                                 =========  =========  =========  =========

Net income (loss) per common
 share - basic and diluted       $    0.01  $   (0.07) $   (0.03) $   (0.30)
                                 =========  =========  =========  =========
Weighted average shares
 outstanding - basic                19,086     18,811     19,005     18,740
Weighted average shares
 outstanding - diluted              19,714     18,811     19,005     18,740
                                 =========  =========  =========  =========

Stock-based compensation expense
 is included in the above as
 follows:

  Cost of DIS revenue            $       3  $       5  $      11  $      22
  Cost of Product revenue               23         13         76         40
  Research and development              20         13         63         40
  Marketing and sales                   22         27         87         77
  General and administrative           121        280        375        509
                                 ---------  ---------  ---------  ---------
Total stock-based compensation
 expense                         $     189  $     338  $     612  $     688
                                 ---------  ---------  ---------  ---------

                            Digirad Corporation
                        Consolidated Balance Sheets
                    (In thousands, except share amounts)

                                               September 30,   December 31,
                                                    2011           2010
                                               -------------  -------------
                                                (Unaudited)
Assets
Current assets:
  Cash and cash equivalents                    $      10,258  $      20,459
  Securities available-for-sale                       21,381          9,788
  Accounts receivable, net                             7,097          7,527
  Inventories, net                                     5,867          5,432
  Other current assets                                 1,011          1,038
                                               -------------  -------------

Total current assets                                  45,614         44,244
Property and equipment, net                            5,806          7,185
Intangible assets, net                                   554            808
Goodwill                                                 184            184
Other non-current assets                                  46             --
                                               -------------  -------------

  Total assets                                 $      52,204  $      52,421
                                               =============  =============

Liabilities and stockholders' equity
Accounts payable                               $       1,665  $       1,871
Accrued compensation                                   2,415          1,600
Accrued warranty                                         405            378
Deferred revenue                                       1,863          2,379
Other accrued liabilities                              1,898          2,096
                                               -------------  -------------

  Total current liabilities                            8,246          8,324
Deferred rent                                            130            138
                                               -------------  -------------

  Total liabilities                                    8,376          8,462
                                               -------------  -------------

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value: 10,000,000
 shares authorized; no shares issued or
 outstanding                                              --             --
Common stock, $0.0001 par value: 80,000,000
 shares authorized; 18,868,272 and 18,597,311
 shares issued and outstanding (net of
 treasury shares) at September 30, 2011 and
 December 31, 2010, respectively                           2              2

Treasury stock, at cost; 573,218 shares at
 September 30, 2011 and December 31, 2010             (1,039)        (1,039)
Additional paid-in capital                           155,507        154,785
Accumulated other comprehensive income (loss)           (275)            63
Accumulated deficit                                 (110,367)      (109,852)
                                               -------------  -------------

  Total stockholders' equity                          43,828         43,959
                                               -------------  -------------

  Total liabilities and stockholders' equity   $      52,204  $      52,421
                                               =============  =============

Investor Contact:
Matt Clawson
Allen & Caron
949-474-4300
matt@allencaron.com

Company Contact:
Richard Slansky
CFO
858-726-1600
ir@digirad.com